Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact: Daniel Molinaro

(281) 823-4941

NOW INC. ADDS FIVE NEW DIRECTORS TO COMPLETE ITS BOARD

HOUSTON, May 30, 2014 — NOW Inc. (NYSE: DNOW) announced today the election of the following five new directors to the board of directors (“Board”): Richard Alario, Terry Bonno, James Crandell, Galen Cobb and Michael Frazier. Messrs. Alario, Crandell, Cobb and Frazier and Ms. Bonno join Merrill A. “Pete” Miller, Jr., Robert R. Workman, Rodney W. Eads and J. Wayne Richards, who have been serving as directors of DistributionNOW since its registration statement on Form 10 went effective earlier this month.

DistributionNOW’s Board will be chaired by Pete Miller, DistributionNOW’s Executive Chairman.

Pete Miller, DistributionNOW’s Executive Chairman, remarked, “I am excited and delighted to welcome Dick, Terry, Jim, Galen and Michael to our board to join Rodney and Wayne as our other outside independent directors. Each member brings a vast amount of experience and different perspective and skill set to the Board that will help DistributionNOW continue to grow its business and increase profitability. Robert and I look forward to working with each board member on this exciting new venture.”

NOW Inc. is one of the largest distributors to the energy industry on a worldwide basis, with a legacy of over 150 years. NOW operates primarily under the DistributionNOW and Wilson Export brands. Through its network of over 300 locations and over 5,000 employees worldwide, NOW stocks and sells a comprehensive offering of energy products as well as an extensive selection of products for industrial applications. NOW also provides supply chain management solutions to energy and industrial manufacturing companies around the world.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOW Inc. with the Securities and Exchange Commission, including its registration statement on Form 10, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.